UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 12, 2008
Date of Report (Date of earliest event reported)

NEUROGEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-18311 (Commission File Number)	22-2845714 (I.R.S. Employer Identification No.)

35 Northeast Industrial Road
Branford, Connecticut   06405
(Address of principal executive offices) (Zip Code)

(203) 488-8201
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with Neurogen Corporation’s (the “Company” or “Neurogen”) recently announced operational restructuring, the Company’s board of directors intends to reduce its size from ten (10) members to seven (7).  This reduction is expected to become effective at the time of Neurogen’s 2008 annual meeting of stockholders.  Neurogen’s Board of Directors currently includes two representatives from each of Baker Bros. Advisors, LLC and Warburg Pincus.  On May 12, 2008, one representative from each of these firms, Felix J. Baker, Ph.D., a Managing Member of Baker Brothers Advisors LLC, and Jonathan S. Leff, a Managing Director at Warburg Pincus, confirmed that they will not stand for re-election as members of the Board at the Company’s upcoming annual meeting of stockholders.  In addition, on May 15, 2008 William H. Koster, Ph.D., agreed not to stand for re-election at the Company’s upcoming annual meeting of stockholders.  As previously announced, on February 4, 2008, Dr. Koster resigned as the Company’s chief executive officer, consistent with the Company’s succession planning.  The decisions of the above-mentioned board members not to stand for re-election is not a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Julian C. Baker, a Managing Member of Baker Bros. Advisors LLC and Stewart Hen, a Managing Director of Warburg Pincus, will stand for re-election at the Company’s upcoming annual meeting of stockholders.   Each of Baker Bros. Advisors LLC and Warburg Pincus will also have the right to have one of their representatives present as an observer at Board meetings.  Funds managed by Baker Bros. Advisors LLC and Warburg Pincus are significant stockholders of the Company and each participated in the Company’s recent equity private placement, purchasing their pro-rata share of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEUROGEN CORPORATION
(Registrant)

By:
Name: Stephen R. Davis
Date: May 16, 2008	Title: President and ChiefExecutive Officer